Exhibit 99(c)

Supplement to Present Required Information in Searchable Format

FIVE-YEAR PERFORMANCE GRAPH
	2012	2013	2014	2015	2016	2017

GE	$100	$138	$129	$164	$172	$98
S&P 500	100	132	150	153	171	208
DJIA	100	130	143	143	167	213

STOCK PRICE RANGE AND DIVIDENDS
	Common stock market price		Dividends
	High	Low	declared

2017
Fourth quarter	$24.89	$17.25	$0.12
Third quarter	27.59	23.58	0.24
Second quarter	30.54	26.79	0.24
First quarter	31.84	29.25	0.24

2016
Fourth quarter	$32.38	$28.19	$0.24
Third quarter	33.00	29.40	0.23
Second quarter	32.02	29.06	0.23
First quarter	32.05	27.10	0.23